SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549

                               FORM 8-K

                            CURRENT REPORT

                 Pursuant to Section 13 or 15d of the

                  Securities and Exchange Act of 1934


                      ---------------------------

                   Date of Report (Date of earliest
                    event reported) August 14, 1998



                            WLR Foods, Inc.
        (Exact name of registrant as specified in its charter)

     Virginia                 0-17060             54-1295923
     (State of           (Commission File    (IRS Employer Iden-
   Incorporation)              Number)        tification No.)


                P.O. Box 7000                        22815
              Broadway, Virginia                  (Zip Code)
   (Address of Principal executive offices)


                            (540) 896-7001
                    (Registrant's telephone number,
                         including area code)

Item 2.   Disposition of Assets


On August 14, 1998 the Registrant's Wholly-owned subsidiary, Wampler Foods, Inc. ("Wampler"), completed the sale of its Goldsboro, North Carolina complex. Pursuant to an Asset Purchase agreement dated as of August 14, 1998, Wampler sold to Case Foods, Inc. and Case Farms, L.L.C., both headquartered in Troutville, North Carolina (collectively, "Case"), its poultry processing plant, feed mill and hatchery located in Wayne County, North Carolina, its grain storage facility located in Jones County, North Carolina, and related inventories. The sales price was $39 million in cash, subject to certain post-closing adjustments which are expected to be determined within 30 days.

In the Agreement, Wampler made various representations and warranties and has agreed to indemnify Case for any breaches thereof. Wampler's indemnification obligation does not arise unless the total of all claims for indemnification exceeds $2 million, in which case Wampler is obligated to indemnify Case only for the amount in excess of $1 million. In any event, Wampler's indemnification obligation is not to exceed the total sales price.


Item 7.   Financial Statements and Exhibits


          (a) Financial Statements of Business Acquired. Not applicable.

          (b) Pro Forma Financial Information. As of the date of the filing of this current report on Form 8-K, it is impracticable for the Registrant to provide the proforma financial information required by this item 7(b). In accordance with Item 7(b) of Form 8-K, such financial statements shall be filed by amendment to this Form 8-K no later than 60 days after August 31, 1998.

          (c)  Exhibits

               Exhibit 2      Wampler Foods, Inc. Asset Purchase
                              Agreement dated as of August 14, 1998

                               SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                             WLR Foods, Inc.


                                             By:__/s/ Dale S. Lam__
                                             Dale S. Lam
                                             Vice President of Finance

                             Exhibit Index



Exhibit No.              Description

    2                    Asset Purchase Agreement